EXHIBIT 10.1
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CITIZENS BANK OF MASSACHUSETTS               FIRST AMENDMENT TO CREDIT AGREEMENT
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     This First Amendment to Credit Agreement is made as of the 21st day of
February, 2003, by and between the following parties:

                        Citizens Bank of Massachusetts (the "Bank"), a Massachusetts banking corporation having a principal place of business at 28 State Street, Boston, Massachusetts 02109; and

                        Able Laboratories, Inc. ( the "Borrower"), a corporation duly organized and existing under the laws of the State of Delaware and having its corporate offices and principal place of business at 6 Hollywood Court, South Plainfield, New Jersey 07080;

in consideration of the mutual covenants and benefits to be derived herefrom.

                              W I T N E S S E T H:

     A. On or about October 24, 2002, the Borrower and the Bank entered into a certain non-restoring equipment loan facility in the maximum principal amount of Four Million Dollars ($4,000,000.00) (the "Non-Restoring Loan Facility") as evidenced by, among other things, a certain Credit Agreement (the "Credit Agreement") and a certain Non-Restoring Credit Facility Note dated October 24, 2002 in the original principal amount of $1,700,000.00 (the "Non-Restoring Credit Facility Note") and a certain Master Note dated October 24, 2002 in the maximum principal amount of $2,300,000.00 (the "Original Master Note").

     B. The Borrower has requested that the Non-Restoring Loan Facility be increased to an amount up to Five Million Eight Hundred Thousand Dollars ($5,800,000.00) and that the Bank establish a revolving line of credit facility in the maximum principal amount of Four Million Dollars ($4,000,000.00) for the Borrower's working capital needs including the issuance of standby letters of credit. The Bank is willing to so accommodate the Borrower's requests based upon and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank agree as follows:

     1. DEFINITIONS. Capitalized terms used herein without definition and defined in the Credit Agreement shall have the same respective meanings herein as therein, unless the context otherwise requires.

     2. ADDITIONAL DEFINITIONS. The following terms shall have the corresponding meanings ascribed to each of them below, and such terms shall be inserted alphabetically in Section 1 of the Credit Agreement. Additionally, any term appearing below that also appears in the Credit Agreement shall have the meaning given in this First Amendment only, and the

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corresponding definition for such term as defined in the Credit Agreement shall be deleted in its entirety and replaced with the definition for such term as set forth below in its place and stead.

            ACCOUNTS and Accounts Receivable include, without limitation, "accounts" and "accounts receivable" as such terms are defined in the UCC.

            ADVANCE and Advances includes the loans made by the Bank to the Borrower pursuant to the Non-Restoring Credit Facility and the Revolving Credit Facility.

            APPLICABLE MARGIN shall be determined, for computation of the applicable spread to the LIBOR Rate and the LIBOR Advantage Rate for Revolving Credit Loans and of the applicable Unused Fee, by reference to the following table:

            --------------------------------------------- --------------------------- -------------------
                             Borrower's Leverage Ratio       Applicable Margin for        Unused Fee
                              as of computation date:      interest rate computation
            --------------------------------------------- --------------------------- -------------------
            If Leverage Ratio is less than 1.0:1.0,
             then...                                          150 basis points          25 basis points
            --------------------------------------------- --------------------------- -------------------
            If Leverage Ratio is equal to or greater
            than 1.0:1.0 but less than 2.0:1.0, then...       200 basis points         37.5 basis points
            --------------------------------------------- --------------------------- -------------------
            If Leverage Ratio is greater than 2.0:1.0,
            then...                                           250 basis points          50 basis points
            --------------------------------------------- --------------------------- -------------------

            BORROWING BASE shall mean the sum of: (A) an amount equal to eighty percent (80%) of Eligible Receivables, plus (B) an amount equal to fifty percent (50%) of Eligible Inventory.

            COLLATERAL shall mean the assets of the Borrower in which the Bank has been granted a first priority security interest.

            ELIGIBLE INVENTORY shall mean Inventory owned by the Borrower consisting of finished goods and raw materials but excluding work-in-process, stale goods, and dated finished goods, valued (net of reserves), at the lower of market value or the Borrower's cost, on a first-in, first-out basis which is: initially and at all times until sold, in first-class condition, merchantable and saleable through normal trade channels; at a location directly leased or owned by Borrower (and, if applicable, as to which Bank shall have received, if required in its reasonable discretion, a landlord's waiver in a form acceptable to the Bank); covered by insurance naming Bank as loss payee in accordance with the Security Agreement; subject to a perfected first-priority security interest in favor of Bank; owned by the Borrower free and clear of any lien except in favor of Bank or as permitted under this Agreement and not subject to any judgment, order or decree which restricts or prevents the Borrower from selling the same; and which has not been designated by Bank in its reasonable discretion as unacceptable for any reason; provided, further, that Inventory shall be excluded for purposes of determining the Borrowing Base if such items are located at a third party manufacturer or distributor and not in the immediate possession of the Borrower.

            ELIGIBLE RECEIVABLES means such of the Borrower's Accounts and Accounts Receivable as arise in the ordinary course of the Borrower's business for goods sold by the Borrower (net of any reserves for chargebacks, rebates and/or pricing adjustments of any kind), which Accounts and Accounts Receivable have reasonably been determined by the Bank to be satisfactory and are owed to the Borrower by such of the Borrower's trade customers as the Bank determines to be satisfactory, in the Bank's reasonable discretion in each instance. Eligible Receivables shall not include the following Accounts and Accounts Receivable:

            (a) any which is evidenced by promissory notes or chattel paper;
            (b) any which is owed by employees or Affiliates of the Borrower;
            (c) any which is more than ninety (90) days old as measured from date of invoice;

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            (d)         any which is owed by an account debtor whose principal
                        place of business is not within the United States;
            (e)         any which arises out of any sale made on a "bill and
                        hold," dating, or delayed shipping basis;
            (f)         any as to which the account debtor holds or is entitled
                        to any claim, counterclaim, or set off, except for chargeables, rebates and/or pricing adjustments occurring in the ordinary course of the Borrower's business and reflected in the Borrower's calculation of net accounts receivable as provided above;
            (g) any which is subject to a lien in favor of any person or entity other than the Bank;
            (h) any which is owed by the United States federal government unless properly perfected with an assignment of claims in accordance with applicable law;
            (i) any on which the Bank does not have a properly perfected first security interest;
            (j) any which are due from any single account debtor if more than twenty five percent (25%) of the aggregate amount of all Accounts Receivable owing from such account debtor is more than ninety (90) days old as measured from date of invoice;
            (k) any which are due from any single account debtor if such amount comprises more than ten percent (10%) of all Eligible Receivables, except in the cases of Cardinal Distribution, L.P., AmerisourceBergen Corporation, McKesson Corporation and any other account debtor, if any, accepted by the Bank in writing and in the Bank's sole discretion, each of whom shall not be subject to this anti-concentration provision; and
            (l) any which the Bank in its reasonable discretion considers unacceptable for any reason, based on the financial condition of such account debtor or otherwise.

            INVENTORY means "inventory" as such term is defined in the UCC.

            LEVERAGE RATIO means, as of the applicable measurement date, that quotient equal to Total Funded Debt, divided by EBITDA for the trailing twelve (12) month period ending on the measurement date.

            LOAN or LOANS means, collectively, any Advances made pursuant to the Non-Restoring Credit Facility and the Revolving Credit Facility.

            LOAN REQUEST shall have the meaning given that term in Section 3.1(a) of the Agreement.

            MAXIMUM REVOLVING CREDIT FACILITY LIMIT shall have the meaning given such term in Section 2A.1 of this Agreement.

            NON-RESTORING FACILITY NOTES shall mean the Non-Restoring Credit Facility Note, the Master Note, all Sub-Notes evidencing the Non-Restoring Credit Facility as described in Section 2.3 hereof.

            NOTE or NOTES shall mean collectively the Non-Restoring Facility Notes and the Revolving Credit Note.

            REVOLVING CREDIT FACILITY shall have the meaning given that term in
            Section 2A.1 of this Agreement.

            REVOLVING CREDIT Loans means revolving credit Advances made or to be made by the Bank to the Borrower pursuant to Section 2A hereof.

            REVOLVING CREDIT NOTE means the Revolving Credit Note made by the Borrower and delivered to the Bank evidencing the Revolving Credit Facility.

            REVOLVING CREDIT TERMINATION DATE shall have the meaning given to such term in Section 2A.1 of this Agreement.

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            SUB-NOTES means the promissory notes executed and delivered by the
            Borrower to the Bank from time to time to evidence the Advances made pursuant to the Non-Restoring Credit Facility during a specific timeframe which are to be amortized as a separate tranche in accordance with Section 2.3 of this Agreement.

            TANGIBLE CAPITAL BASE means, for the applicable period, Tangible Net Worth plus Subordinated Debt.

            TANGIBLE NET WORTH means, for the applicable period, Stockholders' Equity, minus Intangible Assets.

            TOTAL FUNDED DEBT shall mean the aggregate of all Advances outstanding under all Indebtedness including, but not limited to, any capital leases, the Non-Restoring Credit Facility and the Revolving Credit Facility.

            UNUSED FEE shall have the meaning given such term in Section 2A.7 of this Agreement.

            3. INCREASE OF NON-RESTORING CREDIT FACILITY. The Credit Agreement is hereby amended so as to increase the Maximum Non-Restoring Credit Facility Limit from Four Million Dollars ($4,000,000.00) to Five Million Eight Hundred Thousand Dollars ($5,800,000.00). Specifically, Section 2 of the Credit Agreement is hereby modified by deleting the current text in its entirety and inserting the following text in its place and stead:

                  "SECTION 2. THE NON-RESTORING CREDIT FACILITY

            2.1 THE NON-RESTORING CREDIT FACILITY. Pursuant to the terms and conditions of this Agreement and upon satisfaction of the conditions precedent referred to in Section 5 hereof, the Bank agrees to make available to the Borrower, and the Borrower may borrow from the Bank, Advances under a non-restoring equipment line of credit facility (the "Non-Restoring Credit Facility") in an aggregate amount not to exceed the sum of Five Million Eight Hundred Thousand Dollars ($5,800,000.00) (the "Maximum Non-Restoring Credit Facility Limit"), which Non-Restoring Credit Facility shall be payable as hereinafter provided. Advances under the Non-Restoring Credit Facility may be made during the period from the date hereof until April 24, 2004 (as such date may be extended in writing from time to time in the Bank's sole and absolute discretion, the "Non-Restoring Credit Facility Termination Date"); provided, however, that once repaid, amounts borrowed under the Non-Restoring Credit Facility may not thereafter be reborrowed.

            2.2 ADVANCES. The Advances made by the Bank to the Borrower pursuant to the Non-Restoring Credit Facility shall be used to refinance the purchase of the IDR Bonds, to refinance existing equipment loans, to finance leasehold improvements and to assist the Borrower's purchase of equipment. The Non-Restoring Credit Facility may be made in multiple Advances not exceeding in the aggregate Maximum Non-Restoring Credit Facility Limit. The initial advance shall not exceed One Million Seven Hundred Thousand Dollars ($1,700,000.00) (the "Initial Advance Amount") and the subsequent advances shall not exceed Four Million One Hundred Thousand Dollars ($4,100,000.00) (the "Subsequent Advance Amount"). The Borrower may, from time to time, request Advances under the Non-Restoring Credit Facility by presenting to the Bank: (i) in the case of an equipment purchase:
            (a) an invoice from the vendor of the equipment proposed to be financed in a form acceptable to the Bank, which includes, without limitation, the purchase price of such equipment, including all accessions thereto, net of all discounts, rebates and other dealer or manufacturer incentives; and (b) a certificate of origin, certificate of title, bill of sale or other documentation reasonably satisfactory to the Bank evidencing the condition of the equipment (items (a) and (b) are hereinafter referred to collectively as the "Equipment Documentation"); (ii) in the case of a repurchase of the IDR Bonds, such documents as the Bank may reasonably require including, but not limited to, a description of the specific bonds being repurchased and a statement from the IDR Bond trustee indicating the amount necessary to redeem such bonds or, (iii) in the case of a leasehold improvement: (a) a budget for completing such improvement; and (b) such other documents that the bank may otherwise require including, but not limited to, copies of contracts (items (a) and (b) are hereinafter referred to collectively as the "Leasehold Improvement Documentation"). The principal amount of any advance made under the Non-Restoring Credit Facility for the purpose of assisting the Borrower's purchase of equipment or financing leasehold improvements shall not exceed eighty percent (80%) of the net purchase price (exclusive of any transportation or installation charges) of the equipment purchased as evidenced by the Equipment Documentation or eighty percent (80%) of the net cost of such leasehold improvement as evidenced by the Leasehold Improvement Documentation. Each Advance made by the Bank to the Borrower pursuant to the Non-Restoring Credit Facility shall be in a minimum amount of Fifty Thousand Dollars ($50,000.00).

            2.3  THE NON-RESTORING FACILITY NOTES.

            (a) The Advances made pursuant to the Non-Restoring Credit Facility shall be evidenced by and payable as provided herein and in accordance with the promissory notes made by the Borrower payable to the Bank. The Initial Advance Amount is evidenced by the Non-Restoring Credit Facility Note dated October 24, 2002, a copy of which is annexed hereto as Exhibit 2.3 - A (the "Non-Restoring Credit Facility Note"). The Subsequent Advance Amount shall be evidenced by an Amended and Restated Master Note (the "Master Note") to replace and supersede a Master Note dated October 24, 2002 in the original principal amount of $2,300,000.00, which Amended and Restated Master Note shall be substantially the form of Exhibit 2.3
            - B annexed hereto. Furthermore, the Advances made from time to time under the Master Note shall be bundled into tranches on a quarterly basis for purposes of amortizing such Advances, with such tranches being evidenced by Sub-Notes to be executed and delivered by the Borrower on a quarterly basis upon the form of Sub-Note annexed hereto as Exhibit 2.3 - C (each being a "Sub-Note" and collectively being the "Sub-Notes"), and with appropriate insertions being made in such Sub-Notes to reflect the amount, date, maturity date, interest rate and amount of monthly installment of principal and interest applicable to such tranche for such Sub-Note. The term of the Non-Restoring Credit Facility Note shall be for a period of not more than five (5) years (the "Term Period"); the Term of the Master Note shall be until the Non-Restoring Credit Facility Termination Date (at which time any balance outstanding thereunder shall be transferred to a new Sub-Note) (the "Master Note Term Period"); and the term of the each Sub-Note shall be for a period of five (5) years with an amortization period equal to five (5) years.

            (b) The Non-Restoring Credit Facility Note and interest thereon, calculated as set forth herein, shall be payable in consecutive installment payments of principal plus interest (with the frequency of such installment payments to be monthly or as otherwise prescribed in the Non-Restoring Credit Facility Note dependent upon the rate option selected by the Borrower), with each of the payments, other than the last payment, to consist of principal in an amount prescribed therein, plus interest calculated as set forth herein, and the final payment to consist of the entire unpaid principal balance of the Non-Restoring Credit Facility Note, plus accrued interest thereon. Unless otherwise expressly provided in the Non-Restoring Credit Facility Note, the first of such payments of interest in respect of any Advance is to be made on the date which is one month from the date of this Agreement and the remainder of such payments are to be made on the corresponding date of each succeeding month thereafter until the Non-Restoring Credit Facility
            Note is paid in full.

            (c) The Master Note and interest thereon, calculated as set forth herein, shall be payable in consecutive installment payments of interest (with the frequency of such installment payments to be monthly or as otherwise prescribed in the Master Note dependent upon the rate option selected by the Borrower), until the earlier to occur of either: (i) An Advance being transferred to a Sub-Note or
            (ii) the Non-Restoring Credit Facility Termination Date whereupon the Borrower shall execute and deliver a Sub-Note for the outstanding principal balance and satisfy all accrued interest.

            (d) The Borrower shall execute and deliver Sub-Notes for all Advances made under the Master Note on a quarterly basis commencing as of April 1, 2003, and on each of July 1, 2003, October 1, 2003, January 1, 2004 and the Non-Restoring Credit Facility Termination Date (so long as there is any amount outstanding under the Master Note at such time), each of which Sub-Notes shall provide for the Borrower to make consecutive monthly payments of principal plus interest (with the frequency of such installment payments to be monthly or as otherwise prescribed in the Master Note dependent upon the rate option selected by the Borrower), with each of the payments, other than the last payment, to consist of principal in an amount equal to the product of (i) the principal amount of all outstanding Advances made under the Master Note, multiplied by (ii) a fraction, the numerator of which shall be 1 and the denominator of which shall be sixty (60), plus interest calculated as set forth herein, and the final payment to consist of the entire unpaid principal balance thereof, plus accrued interest thereon no later than five years after the date of each such Sub-Note.

            (e) The Borrower irrevocably authorizes the Bank to make or cause to be made, at the time of receipt of any payment of principal on the Non-Restoring Facility Notes, an appropriate notation on the Bank's books and records reflecting the receipt of such payment. The outstanding amount of the Non-Restoring Credit Facility set forth on the Bank's books and records shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on the Bank's books and records shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Non-Restoring Facility Notes to make payments of principal or interest when due.

            2.4 INTEREST ON ADVANCES MADE PURSUANT TO THE NON-RESTORING CREDIT FACILITY. Except as otherwise provided in Section 3.4, Advances made pursuant to the Non-Restoring Credit Facility shall bear interest at the per annum rate during each Interest Period at the rate selected by the Borrower from the interest rate options provided below:

            (a) To the extent that an Advance under the Non-Restoring Credit Facility bears interest by reference to the Prime Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during the applicable Interest Period at a per annum rate equal to the aggregate of the Prime Rate as then in effect, plus fifty (50) basis points; and

            (b) To the extent that an Advance under the Non-Restoring Credit Facility bears interest by reference to either the LIBOR Rate or the LIBOR Advantage Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during the applicable Interest Period at a per annum rate equal to the aggregate of the LIBOR Rate or the LIBOR Advantage Rate as then in effect, plus two hundred and fifty (250) basis points."

            4. ESTABLISHMENT OF THE REVOLVING CREDIT FACILITY. The Credit Agreement is hereby amended to provide for the establishment of the Revolving Credit Facility by inserting the following text immediately following Section 2 of the Credit Agreement:

                   "SECTION 2A. THE REVOLVING CREDIT FACILITY

            2A.1 THE REVOLVING CREDIT FACILITY. Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Section 5 hereof, the Bank agrees to make available to the Borrower, and the Borrower may borrow from the Bank, Advances for working capital purposes (the "Revolving Credit Facility") not to exceed the lesser of: (A) the Borrowing Base, and (B) the principal amount of Four Million Dollars ($4,000,000.00) (the "Maximum Revolving Credit Facility Amount") (such lesser amount being defined herein as the "Maximum Revolving Credit Facility Limit"), less in each instance the aggregate amount any letters of credit issued for the benefit of the Borrower, it being acknowledged and agreed that the aggregate face amount of any such letters of credit shall not exceed One Million Dollars in the aggregate at any one time. The Revolving Credit Facility shall be evidenced by the Revolving Credit Note, which shall be in substantially the form of
            Exhibit 2A.1 annexed hereto. If any Advances are made during the period from the date hereof until June 30, 2004 (as such date may be extended in writing from time to time in the Bank's sole and absolute discretion, the "Revolving Credit Termination Date"), unless an Event of Default occurs, the Borrower may borrow, repay and reborrow in accordance with this Agreement. Characterization of any Account Receivable due from an account debtor as an Eligible Receivable in determining the Borrowing Base shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any Account Receivable subsequently arising from such account debtor to be, or to continue to deem such Account Receivable to be, an Eligible Receivable; it is the Borrower's responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts Receivable are with Borrower.

            2A.2 ADVANCES. The Revolving Credit Facility shall be evidenced by, among other things, the Revolving Credit Note, and interest on each Advance made pursuant to the Revolving Credit Facility shall be paid in arrears. All unpaid principal amounts due under all Advances made pursuant to the Revolving Credit Facility, plus accrued interest and costs thereon, shall be paid in full and satisfied on the earlier of: (i) the Revolving Credit termination Date, or (ii) the occurrence of an Event of Default hereunder. Requests for Advances shall be made pursuant to Section 3.1 of this Agreement.

            2A.3 INTEREST ON REVOLVING CREDIT FACILITY ADVANCES. Except as otherwise provided in Section 3.4, Advances made pursuant to the Revolving Credit Facility shall bear interest at the per annum rate during each Interest Period at the rate selected by the Borrower from the interest rate options provided below:

            (a) To the extent that an Advance under the Revolving Credit Facility bears interest by reference to the Prime Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during the applicable Interest Period at a per annum rate equal to the Prime Rate as then in effect; and

            (b) To the extent that an Advance under the Revolving Credit Facility bears interest by reference to either the LIBOR Rate or the LIBOR Advantage Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during the applicable Interest Period at a per annum rate equal to the aggregate of the LIBOR Rate or the LIBOR Advantage Rate as then in effect, plus the Applicable Margin.

            2A.4 PAYMENTS OF PRINCIPAL AND INTEREST. Interest accruing on Advances made under the Revolving Credit Note shall be payable in accordance with the Revolving Credit Note. If not sooner paid, all principal and all accrued and unpaid interest shall be due and payable on the earlier of: (i) the Revolving Credit Termination Date; or (ii) the occurrence of an Event of Default hereunder.

            2A.5 MANDATORY PREPAYMENT. If, at any time, the aggregate principal amount of all Advances made and outstanding under the Revolving Credit Facility shall exceed the Maximum Revolving Credit Limit, the Borrower shall immediately prepay so much of the outstanding principal balance, together with accrued interest on the portion of principal so prepaid, as shall be necessary in order that the unpaid principal balance of all Advances outstanding under the Revolving Credit Facility, after giving effect to such prepayments, shall not be in excess of the Maximum Revolving Credit Limit. Any such prepayment will, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Bank and arising out of this Agreement, the Revolving Credit Note or any Related Agreement and which has not been paid or reimbursed to the Bank, second to accrued interest to the date of the prepayment, and third to the outstanding principal under the Revolving Credit Facility.

            2A.6 LETTERS OF CREDIT. Subject to the terms of this Agreement, so long as there has not theretofore occurred an Event of Default, the Borrower may request that the Bank issue letters of credit on the Borrower's account for purposes reasonably acceptable to the Bank, such letters of credit not to exceed One Million Dollars ($1,000,000.00) in the aggregate at any one time and such face amounts to be deducted from the Borrower's availability under the Revolving Credit Facility. The Borrower hereby agrees to reimburse the Bank for all draws made under such letters of credit, plus interest and costs including attorneys fees. Each letter of credit request shall be accompanied by an application completed by the Borrower to the satisfaction of the Bank whereby the Borrower will agree, among other things, to reimburse the Bank for any draws made with respect to such letters of credit, plus all interest and costs. Any unpaid reimbursement obligations may, at the Bank's discretion, be repaid by an Advance hereunder. Each such letter of credit issued by the Bank shall expire no later than thirty (30) days prior to the Revolving Credit Termination Date and shall be subject to the Uniform Customs Practice for Documentary Credits ICC Pub. No. 500 and International Standby Practices (ISP 98) promulgated by the Institute of International Banking Law & Practice. Upon the occurrence of an Event of Default or in the event of any outstanding letters of credit within thirty (30)days of the Revolving Credit Termination Date, the Borrower shall, at the Bank's request, provide the Bank with cash collateral to secure the Borrower's reimbursement obligations in an amount equal to the face amount of all such outstanding letters of credit, plus ten percent

            (10%). The Borrower shall pay the Bank customary letter of credit issuance, renewal and extension fees as and when assessed by the Bank from time to time. The Bank shall be entitled to rely on any letter of credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, or teletype message, statement or order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon the advice and statements of legal counsel, independent accountants and other experts as selected by the Bank. The Borrower's obligations for all letters of credit issued on its account shall be absolute and unconditional under any and all circumstances irrespective of the occurrence of any Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary under a letter of credit issued by the Bank on the Borrower's account. The Borrower further agrees that any action taken or omitted by the Bank under or in connection with any letter of credit issued on account of the Borrower and any related drafts and documents shall, absent the Bank's gross negligence or willful misconduct, be binding upon the Borrower and shall not result in any liability on the part of the Bank.

            2A.7 UNUSED FEE. The Borrower shall pay to the Bank a fee (the "Unused Fee") on all unused amounts on the Revolving Credit Facility. The Unused Fee shall be computed by multiplying the Applicable Margin (determined as set forth for computation of the Unused Fee as of the payment date in the definition of the Applicable Margin set forth above) against the difference of the Maximum Revolving Credit Facility Amount, less the aggregate of the:
            (i) average daily balance of Advances outstanding on the Revolving Credit Facility during such preceding quarter, plus (ii) the average of all outstanding letters of credit for such quarter. The Unused Fee shall be payable quarterly in arrears commencing on April 1, 2003 and on the first day of each successive quarter thereafter and upon the Revolving Credit Termination Date, with the Unused Fee being in consideration of the Advances made hereunder and being deemed earned as incurred."

            5. CONDITIONS PRECEDENT TO ADVANCES UNDER REVOLVING CREDIT FACILITY.
Section 5.2 of the Credit Agreement is hereby amended and modified such that the conditions precedent to any Subsequent Advances shall apply to both the Non-Restoring Credit Facility and the Revolving Credit Facility.

            6. FINANCIAL REPORTING MODIFICATIONS. Section 6.1 of the Credit Agreement is hereby amended to modify the financial reporting requirements as follows:

            (a) Section 6.1(a) of the Credit Agreement is hereby restated by deleting the current text and inserting the following in its place and stead

            "(a) quarterly reports of the Borrower: within sixty (60) days after the close of each of the first three fiscal quarters of the Borrower in each fiscal year, the Borrower shall furnish the Bank with:

                        (i) a Certificate of Compliance in the form of Exhibit D certifying that, as of the end of the applicable period, the Borrower is in full compliance with all affirmative, negative and financial covenants (showing calculations) set forth in this Agreement and certified by an officer of the Borrower as accurate, true and complete; and

                        (ii) financial statements including a balance sheet as of the close of such period and statements of income and retained earnings and cash flows for the period then ended, prepared by the Borrower and certified by an officer of the Borrower as accurate, true and complete; such quarterly reports shall correspond to the information contained in the Borrower's financial statements as filed with the Securities and Exchange Commission on Form 10-Q;"

A revised form of Certificate of Compliance is annexed hereto as Exhibit 6.1.

            (b) Section 6.1 of the Credit Agreement is hereby further amended by inserting the following text as sub-paragraph (e) immediately following sub-paragraph (d):

            "(e) monthly reports of the Borrower: within twenty (20) days after the close of each calendar month, in the event that there is any outstanding Advance under the Revolving Credit Facility as of such month ending date, the Borrower shall furnish the Bank with a Borrowing Base Certificate in the form of Exhibit E and reports on accounts payable and an aging of Accounts Receivables in such form and detail as shall be acceptable to the Bank in its reasonable discretion.

A form of Borrowing Base Certificate is annexed hereto as Exhibit E.


            7. NEGATIVE COVENANT MODIFICATIONS. Section 7 of the Credit Agreement is hereby amended by deleting the current text in its entirety and inserting the following in its place and stead:

                         "SECTION 7. NEGATIVE COVENANTS

                        Unless the Bank consents in writing, the Borrower
            covenants and agrees that, until (a) the expiration or termination of any obligation on the part of the Bank to make an Advance and (b) payment in full of all of the Notes and the complete performance of all obligations hereunder and under any Related Agreement, it shall not:

            7.1  ENCUMBRANCES AND AGREEMENTS NOT TO PLEDGE.

            (a) Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against any of the collateral, whether now owned or hereafter acquired (including, without limitation, any lien or encumbrance relating to any response, removal or clean-up of any toxic substances or hazardous wastes), except: (i) Permitted Liens as set forth on Schedule 4.11 hereto and liens in favor of the Bank, as contemplated pursuant to this Agreement; (ii) pledges or deposits in connection with or to secure worker's compensation and unemployment insurance; (iii) judgment or prejudgment liens not exceeding $100,000 in the aggregate or with respect to which there has issued a stay of execution pending appeal or otherwise: (iv) tax liens which are being contested in good faith; and (v) liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Bank or specifically permitted, in writing, by the Bank.

            (b) Enter into or permit to exist any agreement, arrangement or understanding, either oral or in writing, with any person or entity other than the Bank, which restricts or prohibits the Borrower from incurring or permitting to exist any lien, mortgage, security interest, pledge, charge or other encumbrance on all or any portion of the Borrower's property or assets.

            7.2 LIMITATION ON INDEBTEDNESS. Create or incur any indebtedness for borrowed money, become liable, either actually or contingently, in respect of letters of credit or banker's acceptances or issue or sell any of its obligations, excluding, however, from the operation of this covenant: (a) the Notes and all other Indebtedness to the Bank; (b) other permitted Indebtedness; and (c) Indebtedness incurred in the ordinary course of business.

            7.3 DISPOSITION OF ASSETS. Sell, lease, pledge, transfer or otherwise dispose of all or any of the Collateral (other than the disposition of inventory in the ordinary course of business as presently conducted or replacement of obsolete equipment), whether now owned or hereafter acquired, except for Permitted Liens and liens or encumbrances required or permitted hereby or by any Related Agreement.

            7.4 CONTINGENT LIABILITIES. Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, entity or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

            7.5 CONSOLIDATION, MERGER, OR CONVERSION. Without the Bank's prior written consent, merge, consolidate or convert with or into any other corporation or entity; and, for the purposes of this Section 7.5, the acquisition of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any corporation or entity shall be deemed to be a consolidation with such corporation or entity.

            7.6 LOANS, ADVANCES, INVESTMENTS. Without the Bank's prior written consent, purchase or otherwise acquire any shares, ownership interest or obligations of, or make loans or advances to, or investments in, any individual, entity or corporation, except for investments in direct obligations of the United States of America or certificates of deposit (or similar investments) issued by the Bank.

            7.7 ACQUISITION OF SHARES OF BORROWER. Without the Bank's prior written consent, purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any of the shares or other ownership interest of the Borrower, whether now or hereafter outstanding.

            7.8 DIVIDENDS. Declare, pay, authorize or make any Dividend, except that the Borrower may pay Dividends so long as the Borrower is thereafter in compliance with all covenants (financial and otherwise) upon the payment of any such Dividends. This agreement shall not be construed as prohibiting or restricting the payment of the Stated Dividend on the Borrower's Series Q Preferred Stock in accordance with the terms thereof; provided, that the Borrower shall promptly notify the Bank if the payment of any such dividend causes the Borrower not to be in compliance with any financial covenant set forth in Section 8 below.

            7.9 TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES. Enter into, or be a party to, any transaction with any Subsidiary or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm's-length transaction with a person other than a Subsidiary or an Affiliate.

            7.10 CHANGE OF NAME OR LOCATION. Without the Bank's prior written consent, change its name or conduct its business under any trade name or style other than as hereinabove set forth or change its chief executive office, place of business or the present location of its assets or records relating thereto from those address hereinabove set forth.

            7.11 SUBSIDIARIES, AFFILIATES. Without the Bank's prior written consent, acquire, form or dispose of any Subsidiary or Affiliate or acquire all or substantially all or any material portion of the shares or other ownership interest or assets of any other person, entity or corporation.

            7.12 STRUCTURE, TAX CLASSIFICATION. Without the Bank's prior written consent, make or consent to a change in its capital structure or convert into any other type of entity, or change an election to be taxed under Subchapter C or Subchapter S, as applicable, of the Internal Revenue Code.

            7.13 CONDUCT OF BUSINESS ACCOUNTING METHODS. Without the Bank's prior written consent, make or consent to a material change in the manner in which the business of the Borrower is conducted or in its method of accounting except as required to comply with the federal securities laws and the rules of the Securities and Exchange Commission."

            8. FINANCIAL COVENANT MODIFICATIONS. Section 8 of the Credit Agreement is hereby amended to modify the financial covenants as follows:

            (a) Sections 8.3 and 8.4 are hereby restated by deleting the current text and inserting the following in its place and stead

            "8.3 LEVERAGE RATIO. The Borrower shall not permit its Leverage Ratio to exceed the ratio of 2.0:1.0 as measured quarterly as of the final day of each fiscal quarter.

            8.4 TANGIBLE NET WORTH. The Borrower shall not permit its Tangible Net Worth, measured quarterly on the final day of each fiscal quarter, to be less than the amount prescribed for such measurement date. The Borrower's Tangible Net Worth shall first be measured as of December 31, 2002 and shall be no less than $13,000,000.00 as of such measurement date. The prescribed minimum Tangible Net Worth amount shall remain at $13,000,000.00 for each quarterly measurement date thereafter until December 31, 2003, whereupon the minimum Tangible Net Worth amount shall be adjusted to reflect an increase equal to fifty (50%) percent of the Borrower's Net Income realized during 2003, which amount shall be added to the prior year's minimum prescribed Tangible Net Worth amount, with there being no reduction or adjustment in the case of a loss, and the sum being the prescribed minimum Tangible Net Worth amount for December 31, 2003 and for the following three fiscal quarter ending dates until December 31, 2004, whereupon the same process shall be applied to compute the minimum Tangible Net Worth amount on a cumulative basis. This cumulative escalation of the prescribed minimum Tangible Net Worth Amount shall continue during the term of this Agreement.

            9. CONDITIONS TO BANK'S OBLIGATIONS. The willingness of the Bank to consent to and enter into this First Amendment is subject to the satisfaction of the following conditions concurrently with the execution and delivery of this First Amendment:

            (a) The Borrower shall make and deliver the Amended and Restated Master Note (the "Replacement Note") payable to the Bank so as to reflect the increase in the Non-Restoring Credit Facility as set forth in this First Amendment, such Replacement Note to be in the form annexed hereto as Exhibit 2.3
- B. Such Replacement Note shall amend, restate and replace the existing Master
Note in its entirety, but the Replacement Note shall not be evidence of satisfaction of the indebtedness owed by the Borrower to the Bank. Further, the term "Master Note" as defined in the Credit Agreement shall mean and refer to the Replacement Note of even date made by the Borrower payable to the Bank pursuant to this First Amendment, and all extensions, modifications, and renewals thereof.

            (b) The Borrower and the Bank shall enter into Security Agreement (the "Security Agreement") so as to provide the Bank with a perfected security interest in the Borrower's assets to secure the obligations of the Borrower to the Bank as more fully set forth therein, subject only to such liens as are disclosed by the Borrower and acceptable to the Bank, such Security Agreement to be in the form annexed hereto as Exhibit 9(b). The Security Agreement shall be supplemental and in addition to the Security Agreement dated October 24, 2002 executed by the Borrower and delivered to the Bank in connection with the Credit Agreement. Further, the Borrower shall execute and deliver all such instruments and otherwise cooperate so as to permit the Bank to protect and perfect its security interest.

            (c) The Borrower shall execute and deliver to the Bank a Pledge Agreement (the "Pledge Agreement") with respect to the Borrower's equity interest in RxBazaar, Inc., such Pledge Agreement to be in the form annexed hereto as Exhibit 9(c), and the Borrower shall deliver all such original documents evidencing the pledged collateral as the Bank may request.

            (d) The Bank shall have received from the Borrower an initial Borrowing Base Certificate completed upon the form annexed hereto as Exhibit E.

            (e) The Bank shall have received approving resolutions of the Board of Directors of the Borrower, certified as of the date hereof by the Secretary of the Borrower, authorizing the execution and delivery by the Borrower of this First Amendment and all documents referenced herein.

            (f) The Bank shall have received such other documents, certificates, instruments, and agreements from the Borrower as the Bank may reasonably request.

            10. CONFIRMATION OF CERTAIN TERMS AND OTHER MATTERS. The Borrower and the Bank hereby ratify and confirm all terms and provisions of the Credit Agreement, as amended, and all other documents, instruments, or agreements executed in connection therewith and agree that, except as expressly modified herein, all of such terms and provisions remain in full force and effect. The Borrower and the Bank hereby confirm and acknowledge that the obligations of the Borrower under the Credit Agreement include all obligations and liabilities of the Borrower under the Credit Agreement, as it may be amended from time to time.

            11. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants that: (a) except as otherwise disclosed on the list of "Exceptions to Representations" annexed hereto as Exhibit 11, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects on the date hereof with the same effect as though such representations and warranties had been made on the date hereof; (b) it has complied and is now in compliance in all material respects, with all of the terms and provisions set forth in the Credit Agreement, as amended, on its part to be observed and performed; (c) no Event of Default specified in Section 9 of the Credit Agreement has occurred or is continuing; and (d) the execution, delivery and performance of this First Amendment: (i) has been duly authorized by all requisite corporation action, (ii) will not violate either (x) any provision of law applicable to the Borrower, any governmental regulation, or its charter or by-laws, or (y) any order of any court or other agency of government binding on the Borrower or any indenture, agreement, or other instrument to which the Borrower is a party, or by which it or any of its property is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement, or other instrument.

            12. MISCELLANEOUS. This First Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of the counterparts taken together shall constitute one and the same instrument. This First Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.










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

            IN WITNESS WHEREOF, the parties hereto each have executed this First Amendment as a sealed instrument as of the date first written above.


Witness:                                      Able Laboratories, Inc.


/s/ Robert Weinstein                          By:  /s/Dhananjay G. Wadekar
-----------------------------------               ------------------------------
Print Name: Robert Weinstein                  Name:  Dhananjay G. Wadekar
            -----------------------                 ----------------------------
                                              Title:  President
                                                     ---------------------------



Witness:                                      Citizens Bank of Massachusetts

                                              By: /s/Raymond C. Hoefling
-----------------------------------               ----------------------------
Print Name:                                   Name: Raymond C. Hoefling
            -----------------------
                                              Title: Vice President


List of Exhibits:

Exhibit 2.3 - A         Non-Restoring Credit Facility Note
---------------
Exhibit 2.3 - B         Form of Master Note (Replacement Note)
---------------
Exhibit 2.3 - C         Form of Sub-Note
---------------
Exhibit 2A.1            Form of Revolving Credit Note
------------
Exhibit 6.1             Revised Form of Certificate of Compliance
-----------
Exhibit E               Form of Borrowing Base Certificate
---------
Exhibit 9(b)            Form of Security Agreement
------------
Exhibit 9(c)            Form of Pledge Agreement
------------
Exhibit 11              Schedule of Exceptions
----------